EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Debt Resolve, Inc. on Form SB-2, Amendment No. 1 (File No. 333-128749) of our report dated July 26, 2005 (except for Note 13f, as to which the date is August 1, 2005, Note 2b, as to which the date is August 16, 2005, Note 13b, as to which the date is September 6, 2005, Note 13e, as to which the date is September 28, 2005, Note 2a and Note 13a, as to which the date is September 30, 2005, and Note 13g, as to which the date is November 30, 2005), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Debt Resolve, Inc., which report appears on page F-15 of the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
December 8, 2005